EXHIBIT 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Announces Amended Barnett Shale Asset Sale Agreement

OKLAHOMA CITY – April 14, 2020 -- Devon Energy Corp. (NYSE: DVN) and Banpu Kalnin Ventures (BKV) today announced an amendment to the existing terms of their Barnett Shale purchase and sale agreement. Under the amended terms, Devon has agreed to sell its Barnett Shale assets to BKV for up to $830 million of total proceeds, consisting of $570 million in cash at closing and contingent payments of up to $260 million.

With the amended terms, Devon will receive an increased deposit of $170 million from BKV, and the scheduled closing date for the transaction is extended from April 15, 2020 to Dec. 31, 2020. The closing payment is subject to customary purchase price adjustments that, among other things, allocate revenues and expenses based on a Sept. 1, 2019, effective date.

The agreement also provides for contingent cash payments of up to $260 million based upon future commodity prices, with upside participation beginning at either a $2.75 Henry Hub natural gas price or a $50 West Texas Intermediate oil price. The contingent payment period commences on Jan.1, 2021 and has a term of four years. The contingent payments are earned and paid on an annual basis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the risk that financing constraints or other factors prevent BKV from closing the transaction or paying the additional deposit amount; the risk of further delays in closing or the failure to consummate the transaction altogether; the risk that the amount of proceeds actually received will be less than anticipated due to purchase price adjustments or otherwise; the risk that depressed commodity prices prevent Devon from earning some or all of the contingent payments; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-K.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496